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 [LOGO OF PARADIGM ADVANCED TECHNOLOGIES, INC]


                                            PARADIGM ADVANCED TECHNOLOGIES, INC
                                                25 Leek Crescent, Richmond Hill
                                                            ON, CANADA, L4B 4B3
                                                            Phone: 905-707-2172
                                                              Fax: 905-707-7106




November 9, 2000




U.S. Securities and Exchange Commission
Washington, D.C. 20549
Att: Michael Coco, Esq., Attorney Examiner
Mail Stop: 0304



Re:  Form SB-2 - File No 333-45666 Filed September 11, 2000
     Request for Withdrawal of This Filing
     -------------------------------------



Dear Sirs:

     Request is hereby made for withdrawal of the above-referenced filing.

     Reason for the Withdrawal: The Registrant wishes not to offer the shares as
     -------------------------
outlined in the Registration Statement.

     Certification of No Sales: The Company hereby certifies that no securities
     --------------------------
were ever offered or sold pursuant to this filing.



                                                Very Truly Yours,


                                            PARADIGM ADVANCED TECHNOLOGIES, INC.


                                            BY_______________________________
                                                 Selwyn Wener
                                                 Chief Financial Officer